Exhibit 99.1


     Sono-Tek Offers New Line of Ultrasonic Spray Dryers for Laboratory Use

Milton, NY, April 17, 2007 - Sono-Tek Corporation (OTC BB: SOTK), announced today the release of a new line of Laboratory Ultrasonic Spray Drying Systems - The SonoDry Ultrasonic Spray Dryer. This new spray dryer is available in three sizes, providing the ability to choose the proper size machine for differing requirements:

-     SonoDry 750 ( up to 750 ml/hr),
-     SonoDry 1000 ( up to 1,000 ml/hr)
-     SonoDry 1500 ( up to 1,500 ml/hr),

All SonoDry Spray Dryers are supplied with Sono-Tek's unique non-clogging ultrasonic atomizing nozzle incorporated into them. SonoDry systems also have the ability to use a traditional twin fluid air atomizing nozzle system as well. Nozzle requirements can be specified by the customer depending on application needs. The machines can handle both aqueous and solvent based liquids. All systems include software that allows for recipe storage and complete data logging of all system functions. A fully integrated magnetic stirrer and hot plate are standard on both the SonoDry 1000 and SonoDry 1500. SonoDry systems use a high yield twin cyclone capture system. Yields exceeding 95% can be achieved for many applications.

Designed for flexibility to meet a variety of experimental needs, these systems can be operated with an optional congealing nozzle for freeze drying applications, with counter current nozzles to create larger particles, and with a Teflon membrane scrubber to capture particles from sub-micron to nano-particle sizes. These features make the system ideal for a wide range thousands of spray drying processes for R&D and small batch production needs.

The SonoDry series of spray dryers is of particular importance to Product and Process developers in the following industries: Pharmaceuticals (e.g. for drug actives and intermediates, enzymes and low molecular weight proteins), Foods (e.g. for nutriceuticals, herbal extracts and flavors) and Specialty Chemicals (e.g. for fragrances, Cosmetics ingredients and nano-scale particles).

According to Dr. Christopher L. Coccio, President and CEO, "Sono-Tek has had several years of spray drying experience in the US market, integrating our ultrasonic nozzles into traditional spray dryers to help customers achieve benefits such as non-clogging performance, which is particularly important with some nano-particle containing liquids. The SonoDry system is capable of achieving greater particle uniformity compared to traditional spray drying methods, which can be important for some applications. We look forward to presenting this new and versatile product to the global market."
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More information on the new SonoDry product line can be found at the following location on our website: http://www.sono-tek.com/sonodry/index.php, or by contacting Dr. Christopher L. Coccio at 845-795-2020.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality and reliability.

      This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.